Exhibit 4.2

Call Option Agreement

CALL OPTION AGREEMENT

June 14, 2010

Guangzhou, P.R.C.

Call Option Agreement

CALL OPTION AGREEMENT

This Call Option Agreement (hereinafter referred to as the “Agreement”) is entered into on 06/14/2010 by and between:

Party A: Guangzhou Shouzhi Medical Institution Management Co. Ltd., a wholly-foreign owned enterprise registered in Guangzhou, PRC, the registration number of its Business License is 440101400021828 , and its registered address is 3rd Floor, No.8, South Shian Road, Shijing Street, GuangZhou.

Party B: Jianping Xu, a male citizen of PRC with ID Card number 420601196208133553, whose domicile is located at No. 55, Guantai Blvd, Nancheng District, Dongguan, GuangDong, the PRC, currently owns 100% shares of Guangzhou Dongfang Hospital Co., Ltd.,

Party C: Guangzhou Dongfang Hospital Co., Ltd., an enterprise incorporated in and existing under the PRC laws, the registration number of its Business License is 44011100013535, and its registered address is No.8, South Shian Road, Shijing Street, GuangZhou.

In this Agreement, Party A , Party B and Party C are called collectively as the “Parties” and each, individually as the “Party”.

WHEREAS:

1    As of the date of this Agreement Party B is the sole shareholder of Party C and legally and beneficially holds all of the equity interests of Party C.

2    Party B desires to irrevocably grant Party A a call option to purchase all equity interests in Party C (“Target Equity”), so that Party A or any third party designated by Party A can acquire Party C to the extent permitted by Chinese laws and at such a time as Party A deems appropriate. Party A is willing to accept the said call option;

Call Option Agreement

3    Party C desires to irrevocably grant Party A an option to purchase all assets of Party C (“Target Assets”), so that Party A or any third party designated by it can purchase all assets of Party C to the extent permitted by Chinese laws and at such a time as it deems appropriate. Party B as shareholder of Party C agree to the grant of the said option. Party A is willing to accept the said option.

NOW THEREFORE, in accordance with laws and regulations of the People’s Republic of China, based on the principle of equality and mutual benefit, it is hereby agreed as follows:

Article 1  Grant and Exercise of Call Option to Purchase Equity

1.1  Call Option to Purchase Equity

Party B hereby irrevocably grants Party A a call option to purchase the Target Equity held by them (“Call Option to Purchase Equity’).

1.1.1  During the term of this Agreement, to the extent permitted by Chinese laws and regulations then in effect, Party A or any third party designated by it shall have the option to purchase all or part of the Target Equity at the Exercise Price of Equity Purchase (as hereinafter defined) or a percentage thereof at any time according to the terms and conditions of this Agreement.

1.1.2  At any time within the term of this Agreement, to the extent permitted by Chinese laws and regulations then in effect, Party A shall be entitled to request Party B to transfer all or part of the Target Equity at the Exercise Price of Equity Purchase to Party A or any third party designated by it.

1.1.3  During the term of this Agreement, Party A or any third party designated by it shall be entitled to exercise the Call Option to Purchase Equity under this Agreement in any number of times until all the Target Equity is transferred to Party A or any third party designated by it.

Call Option Agreement

1.1.4  Subject to laws and after Party A gives an exercise notice (as set forth in Article 2.2.1 below), Party B shall unconditionally assist in performing the above procedures, transfer all or part of the Target Equity to Party A or any third party designated by it and help Party A handle the examination & approval, permission, registration, filing and other procedures necessary for such equity transfer.

1.1.5  During the term of this Agreement, in the event that the possession by Party B of the Target Equity will violate laws and administrative regulations, Party B shall promptly give a written notice to Party A, explaining specific reasons. In this case, Party A will: (1) forthwith exercise the Call Option to Purchase Equity according to Article 4.1; or (2) designate a suitable third party to purchase all or part of the Target Equity held by Party B at the Exercise Price of Equity Purchase.

1.1.6  When Party A exercises the Call Option to Purchase Equity, Party B shall ensure that other shareholders of Party C approve the equity transfer under this Agreement and waive the preemptive right to purchase the Target Equity.

1.2  Option to Purchase Assets

Party C hereby irrevocably grants Party A an option to purchase all assets of Party C (“Option to Purchase Assets”, Call Option to Purchase Equity and Option to Purchase Assets shall hereinafter collectively referred to as “Call Option”).

1.2.1  During the term of this Agreement, to the extent permitted by Chinese laws and regulations then in effect, Party A or any third party designated by it shall have the option to purchase all or part of the Target Assets at the Exercise Price of Asset Purchase (as hereinafter defined) or a percentage thereof at any time according to the terms and conditions of this Agreement.

1.2.2  At any time during the term of this Agreement, to the extent permitted by Chinese laws and regulations then in effect, Party A shall be entitled to request Party C to transfer all or part of the Target Assets at the Exercise Price of Asset Purchase to Party A or any third party designated by it.

Call Option Agreement

1.2.3  During the term of this Agreement, Party A or any third party designated by it shall be entitled to exercise the Option to Purchase Assets under this Agreement in any number of times until all the Target Assets are transferred to Party A or any third party designated by it.

1.2.4  Subject to laws and after Party A gives an exercise notice (as set forth in Article 2.3.1 below), Party C shall unconditionally assist in performing the above procedures, transfer all or part of the Target Assets to Party A or any third party designated by it and help Party A handle the examination & approval, permission, registration, filing and other procedures necessary for such equity transfer.

1.2.5  When Party A exercises the Option to Purchase Assets, Party B shall ensure that all shareholders of Party C approve the asset transfer under this Agreement and that Party C obtains all other required consents and approvals with respect to such asset transfer.

Article 2 Exercise of Call Option

2.1  According to applicable laws, Party A is entitled to decide, at its discretion, the time, method and number of times of exercise of Call Option.

2.2  Exercise of Call Option to Purchase Equity

2.2.1  During the term of this Agreement, to the extent permitted by Chinese laws and regulations then in effect, Party A may give an exercise notice (“Exercise Notice to Purchase Equity”) to Party B, requesting to exercise its Call Option to Purchase Equity under this Agreement, purchase all or part of the Target Equity held by Party B or transfer the Target Equity to a third party designated by Party A.

2.2.2  Once Party B receives the Exercise Notice to Purchase Equity given by Party A according to Article 2.2.1, Party B shall forthwith:

a)  Sign an Equity Transfer Agreement with Party A and/or any third party designated by Party A pursuant to the requirements of the Exercise Notice to Purchase Equity;

b)  Amend the articles of association of Party C with Party A and/or any third party designated by Party A and other shareholders of Party C at that time according to the provisions of Equity Transfer Agreement;

Call Option Agreement

c)  Cause the Board of Directors and shareholders of Party C to approve the equity transfer under such exercise, the amendment of the articles of association of Party C and all other matters related thereto;

d)  Together with Party A and/or any third party designated by Party A and all other shareholders of Party C at that time, cause Party C to submit the Equity Transfer Agreement and the amendment of the articles of association of Party C to relevant examination and approval authorities, and assist in obtaining necessary approval;

e)  Handle all other matters and obtain all consents and approvals necessary to complete this equity transfer.

2.3  Exercise of Option to Purchase Asset

2.3.1  During the term of this Agreement, to the extent permitted by Chinese laws and regulations then in effect, Party A may give an exercise notice (“Exercise Notice to Purchase Asset”) to Party C, requesting to exercise its Option to Purchase Asset under this Agreement, purchase all or part of the Target Assets or transfer the Target Assets to a third party designated by Party A.

2.3.2  Once Party C receives the Exercise Notice to Purchase Assets given by Party A according to Article 2.3.1, Party C shall forthwith:

a)  Sign the Asset Transfer Agreement with Party A and/or any third party designated by Party A pursuant to the requirements of the Exercise Notice to Purchase Assets;

b)  Cause the Board of Directors and shareholders of Party C to approve the resolutions on the asset transfer under such exercise and all other matters related thereto;

c)  Handle all other matters and obtain all other consents and approvals necessary to complete this asset transfer.

Call Option Agreement

Article 3  Exercise Condition

During the term of this Agreement, Party A may immediately exercise the Call Option whenever Party A considers it necessary to acquire the Target Equity or the Target Assets and it is practicable in accordance with PRC laws and regulations. Party A may choose to exercise either of the Call Option to Purchase Equity or the Option to Purchase Assets. Exercise of the Call Option to Purchase Equity by Party A shall not affect exercise of the Option to Purchase Assets by it, and vice versa.

Article 4  Exercise Price

4.1  Exercise Price of Call Option to Purchase Equity (“Exercise Price of Equity Purchase”)

 When Party A exercises the Call Option to Purchase Equity, the purchase price of the Purchased Equity Interest (“Purchase Price”) shall be equal to the original investment price of the Purchased Equity Interest by Party B, unless applicable PRC laws and regulations require appraisal of the equity interests or stipulate other restrictions on the purchase price of equity interests.

If the applicable PRC laws require appraisal of the equity interests or stipulates other restrictions on the purchase price when Party A exercises the Call Option to Purchase Equity, the Parties agree that the Purchase Price shall be set at the lowest price permissible under the applicable laws.

4.2  Exercise Price of Option to Purchase Assets (“Exercise Price of Asset Purchase”)

The Parties agree that they shall enter into relevant agreements regarding the price of acquisition based on the circumstances of the exercise of option. Party A has the discretion to decide the time and arrangement of the acquisition, provided that the acquisition will not violate any PRC laws or regulations then in effect.

If the applicable PRC laws require appraisal of the assets or stipulates other restrictions on the purchase price when Party A exercises the Option to Purchase Assets, the Parties agree that the Purchase Price shall be set at the lowest price permissible under the applicable laws.

Call Option Agreement

Article 5 Representations, Warranties and Covenants

5.1  The Parties hereby make the following representations and warranties to each other as of the date of this Agreement as follows:

5.1.1  has the power and legal capacity to enter into this Agreement and perform and observe its obligations hereunder;

5.1.2  has all necessary consents, authorities and approvals required from shareholders, directors or any third party and governmental authorities for executing and performing this Agreement pursuant to any relevant contract or articles of association or the applicable laws and regulations.

5.1.3  consists of valid and legally binding obligations of the Parties which are enforceable under the laws and this Agreement

5.2  Party B represents and warrants to, and covenants with, Party A, as follows:

5.2.1  Party B is legally registered holder of all of the equity interests of Party C and has made full payment for the capital contribution it has subscribed to according to the articles of association and PRC laws;

5.2.2  the execution and delivery of this Agreement and the performance of Party B’s obligations will not violate or result in a default under (i) any material contract to which Party B is bound or to which his assets may be subject; or (ii) any law, rule or regulation applicable to Party B or his property, operations or assets;

5.2.3 Party B is not currently in breach or default of a material agreement or applicable law;

5.2.4 there are no pending, threatened or contemplated legal or other proceedings by any governmental agency which would seek to enjoin or prevent Party B from entering into the Agreement or consummating the transactions contemplated by the Agreement;

Call Option Agreement

5.2.5  except with respect to that certain Share Pledge Agreement, dated the same date as this Agreement, by and between Party A and Party B hereto:

a)  Party B owns 100% of the equity interests of Party C, free and clear of any form of lien, pledge, encumbrance, mortgage, security interest, other adverse right or interest, or any sequestration, or any dispute, lawsuit, arbitration or any other administrative or judicial enforcement arrangement regarding such equity (each, an “Encumbrance”), and no person or entity may make or assert any of such claims against such equity; and

b)  Party B has not transferred, sold, assigned, conveyed or otherwise disposed of (each, a “Transfer”), or entered into any agreement, arrangement or understanding to Transfer or to cause any Encumbrance to be placed on, any of its equity interests in Party C, except for Transfers to or Encumbrances in favor of Party A.

5.2.6  Party B has fully performed the obligations under the articles of association of Party C and is free of any situation that may affect his legal status as the shareholder of Party C or any situation that may affect the exercise by Party A of the Call Option under this Agreement.

5.2.7  Before Party A has acquired all the equity/assets of Party C by exercising the Call Option provided hereunder, Party B agrees that he shall not:

a)  supplement, alter or amend the articles of association of Party C in any manner without Party A’s prior written consent;

b)  enter into or cause Party C to enter into any transaction, take or cause to be taken such other action, or fail to take any action, if such transaction, action or inaction may have a material adverse effect on Party C's business, assets, liabilities, operations, shareholders’ equity or other legal rights, unless any such transaction or action is made in the ordinary course of Party C's daily operations consistent with Party C’s past practices or has been previously disclosed to and agreed upon by Party A in writing;

c)  Transfer, or cause any Encumbrance to be placed on, any of its equity interests in Party C, except for Transfers to or Encumbrances in favor of Party A.

Call Option Agreement

d)  approve the increase or decrease of the registered capital of Party C or its existing shareholders,;

e)  Transfer or cause Party C to Transfer any assets of Party C (except for Transfers occurring in the normal course of business in accordance with its past practice);

f)  terminate or cause the management of Party C to terminate any significant agreement signed by Party C (significant agreements are to be defined by Party A) or sign any other agreement that conflicts with any significant agreement to which Party C or its assets may be bound; and

g)  distribute or actually pay any distributable profits, bonus or dividends of Party C without Party A’s consent, except, upon 10 days’ prior written notice to Party A, as compulsorily required by law.

5.2.8  Before Party A has acquired all the equity/assets of Party C by exercising the Call Option provided hereunder, Party B shall entrust Party A to manage Party C in accordance with <Exclusive Management Consultancy Agreement> (the “Consultancy Agreement”).

5.2.9  Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceeding relating to Party C’s assets, business, operations or revenue.

5.3  Party C hereto represents and warrants to, and covenants with, Party A, as follows:

5.3.1  it is a limited liability company duly registered, validly existing and in good standing under the PRC law;

5.3.2  its business operations are in compliance with applicable laws of the PRC in all material aspects;

5.3.3  the execution and delivery of this Agreement and the performance of Party C’s obligations will not violate or result in a default under (i) any material contract to which Party C is bound or to which its assets may be subject; (ii) any provision of the governing documents of Party C; or (iii) any law, rule or regulation applicable to Party C or its property, operations or assets.

Call Option Agreement

5.3.4 Party C is not currently in breach or default of a material agreement, governing document or applicable law;

5.3.5 there are no pending, threatened or contemplated legal or other proceedings by any governmental agency which would seek to enjoin or prevent Party C from entering into the Agreement or consummating the transactions contemplated by the Agreement;

5.3.6  except with respect to that certain Contract of Mortgage of Maximum Amount, by and between Party C and Guangzhou Municipal Rural Credit Union, Sanyuanli Branch and pursuant to this Agreement:

a)  Party C owns all of its assets free and clear of any Encumbrance; and

b)  Party C has not Transferred, or entered into any agreement, arrangement or understanding to Transfer or to cause any Encumbrance to be placed on, any of its assets, except for Transfers to or Encumbrances in favor of Party A.

5.3.7  Before Party A has acquired all the equity/assets of Party C by exercising the Call Option provided hereunder, and except as may be required or provided under the terms of the Consultancy Agreement, Party C shall not:

a)  Transfer or create any Encumbrance or other third-party right on, any of its assets, operations or any legal or beneficial interests with respect to its revenues (unless such Transfer or Encumbrance occurs in the normal course of Party C’s daily operations consistent with its past practices or has been disclosed to and agreed upon by Party A in writing);

b)  supplement, alter or amend the articles of association of Party C in any manner without Party A’s prior written consent;

c)  enter into any transaction, take such other action, or fail to take any action, if such transaction, action or inaction may have a material adverse effect on its business, assets, liabilities, operations, shareholders’ equity or other legal rights, unless any such transaction or action is made in the ordinary course of Party C's daily operations consistent with Party C’s past practices or has been previously disclosed to and agreed upon by Party A in writing;

Call Option Agreement

d)  increase or decrease its registered capital, or otherwise issue any of its equity interests;

e)  terminate any significant agreement signed by Party C (significant agreements are to be defined by Party A) or sign any other agreement that conflicts with any significant agreement to which Party C or its assets may be bound;

f)  distribute or actually pay any distributable profits, bonus or dividends or other assets or property of Party C without Party A’s consent, except, upon 10 days’ prior written notice to Party A, as compulsorily required by law.

5.3.8  Party C shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceeding relating to Party C’s assets, business, operations or revenue.

Article 6 Assignment of Agreement

6.1  Party B and Party C shall not transfer their rights and obligations under this Agreement to any third party without the prior written consent of Party A.

6.2  Each of Party B and Party C hereby agrees that Party A shall have the right to transfer all of its rights and obligation under this Agreement to any third party whenever it desires. Any such transfer shall only be subject to a written notice sent to Party B and Party C by Party A, and no any further consent from Party B and Party C will be required.

Article 7  Confidentiality

7.1  Each of the Parties agrees to treat as strictly confidential and use solely for the purposes of this Agreement all materials, documents, communications and other information, whether commercial, technical or otherwise, obtained or received by them as a result of negotiating or entering into this Agreement or performing their respective obligations hereunder (hereinafter referred to as “Confidential Information”). Neither of the Parties shall, except with the prior written consent of the other Party/Parties hereto, publish, divulge or disclose any Confidential Information to any third party.

Call Option Agreement

7.2 Either Party may disclose Confidential Information in any of the following circumstances:

(1)           To the extent that disclosure is required by law or by the order of a court or tribunal of competent jurisdiction and then only to such extent; or

(2)           If so required by a regulatory or governmental authority acting in accordance with its powers; or

(3)           If the relevant Confidential Information is in the public domain;

(4) If the relevant Confidential Information was in the lawful possession of the disclosing Party prior to its disclosure to the disclosing Party by the other Party(ies) hereto and had not been received from the other Party(ies) hereto.

PROVIDED THAT the disclosing Party shall, in any of the above circumstances, give prior notice to the other Party/Parties hereto of any proposed disclosure of Confidential Information.

7.3  Notwithstanding the other provisions of this clause, either of the Parties hereto shall be entitled to disclose Confidential Information to any of its solicitors, accountants or other professional advisers or to any of its directors or senior employees provided that each such person has undertaken in writing to treat the same as strictly confidential in terms similar to Clause 7.1.  Furthermore, nothing herein shall prohibit Party A or any of its parents, successors or affiliates from publicly disclosing this Agreement or any of the terms herein pursuant to the laws, rules, regulations or interpretations of any governmental agency or self regulatory organization, including by filing a copy of this Agreement with any such agency or organization as an exhibit to any filing made or document provided by such person thereunder.

Article 8  Liabilities for breach of Agreement

8.1  Each of the Parties shall exercise its right and perform its obligation appropriately in order to ensure this Agreement is performed smoothly. Either Party shall undertake the responsibility of the breach of the Agreement for failing to performing the obligation in full; and shall compensate the other Party(ies) for any and all losses caused.

Call Option Agreement

8.2  In case of any breach by Party B or Party C, in addition to the remedies under applicable laws, Party A may also:

8.2.1  to the extent permitted by Chinese laws then in effect, request Party B to promptly transfer all or part of the Target Equity to Party A or any third party designated by Party A at the Exercise Price of Equity Purchase; or

8.2.2  request Party B to compensate all direct and indirect losses, including, but not limited to, profits arising from the Target Equity as well as all lawyer’s fees and expenses, travelling expenses, investigation expenses and other expenses paid for enforcement or to seek remedies.

8.3  In case of any breach by Party C, in addition to the remedies under applicable laws, Party A may also:

8.3.1  to the extent permitted by Chinese laws then in effect, request Party C to promptly transfer all or part of the Target Assets to Party A or any third party designated by Party A at the Exercise Price of Asset Purchase;

8.3.2  request Party B to exercise its shareholder’s rights to cause the breach of this Agreement by Party C to be rectified. In the event such breach is not rectified within ten (10) days after a written notice is sent to Party B by Party A, Party A shall be entitled, to the extent permitted by Chinese laws then in effect, to request Party B to promptly transfer all or part of the Target Equity to Party A or any third party designated by Party A at the Exercise Price of Equity Purchase.

8.3.3  request Party C to compensate all direct and indirect losses, including, but not limited to, Party A’s proceeds, travelling expenses, investigation expenses and other expenses paid for enforcement or to seek remedies.

8.4 Party B and Party C shall, jointly and severally, indemnify and hold harmless Party A, and its successors and assigns, and each of their respective officers, directors, affiliates, executives, supervisors, managers, deputy managers, members, equity holders, attorneys, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including reasonable attorney’s fees and court costs), arising out of or caused by, directly or indirectly (a) any material misrepresentation, breach or failure of any representation or warranty made herein by Party B or Party C or any agreement or document delivered in connection herewith; or (b) any failure or refusal by Party B or Party C to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by either or both of them.

Call Option Agreement

Article 9  Applicable Law

9.1  The execution, validity, interpretation, implementation and dispute resolution of this Agreement will be governed by the law of People's Republic of China.

Article 10  Settlement of Disputes

All disputes arising out of or in connection with this Agreement shall be settled by the Parties through friendly negotiation. In the event said disputes can not be settled through friendly negotiation, either Party may submit the dispute to arbitration to be conducted by South-China Sub-commission of China International Economic and Trade Arbitration Commission in Shenzhen in accordance with its then current arbitration rules. The arbitral award shall be final and binding. The arbitral fees shall be borne by the losing Party.

Article 11  Effectiveness and Termination of Agreement

11.1  This Agreement shall come into effect upon the seal and authorized signature of the Parties and terminate upon the first to occur of

11.1.1  the date on which Party A completes the acquisition of all equity interests or assets of Party C;

11.1.2  after thirty (30) days has elapsed commencing from Party A, without further liability to it, giving a written notice to the other Parties to terminate this Agreement; or

11.1.3 upon the unanimous consent of the Parties.

Article 12 Miscellaneous

12.1  Amendment, Modification and Supplement:

Any amendment and supplement of this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement.

Call Option Agreement

12.2  Partial Invalidity

If, at any time, any provision hereof is or becomes unenforceable in any respect under the law of any jurisdiction, the remaining provisions of this Agreement shall remain valid, provided that the rights of each Party under this Agreement are not materially affected as a result of such unenforceability.

12.3  Waivers

Waivers in writing signed by the Parties are considered valid. No failure to exercise on the part of either Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

12.4  Successor

This Agreement shall bind and benefit the successor or the permitted transferee of each Party.

12.5  Languages

This Agreement has been written and signed between the Parties in English and Chinese languages. Both language versions shall be equally authentic. If there are conflicts between two versions, the Chinese version shall prevail.

12.6  Copies of Agreement

This Agreement is signed in four copies, each Party holds one copy, others for relevant procedures. Either one is considered as original and has the same effect.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

Call Option Agreement

IN WITNESS WHEREOF, the Parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Party A: Guangzhou Shouzhi Medical Institution Management Co. Ltd. (seal)

Legal representative or Authorized representative(Signature)

/s/ Jianping Xu

Party B: Jianping Xu(signature):

/s/ Jianping Xu

Party C: Guangzhou Dongfang Hospital Co., Ltd (seal)

Legal representative or Authorized representative(Signature)

/s/ Jianping Xu

Date: June 14, 2010